Exhibit 99.(a)(1)(I)

EMAIL REMINDER RE: OFFER DEADLINE

To All On Assignment Option holders Eligible to Participate in the Offer to Exchange:

REMINDER — If you wish to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to Rebecca Heller, our Stock Plan Administrator, is January 22, 2009, at 5:00 p.m. Pacific Standard Time.

A copy of the Election Form along with instructions for completing and delivering the form can be found at http://www.insideoa.com or http://portal/default.aspx or by contacting Rebecca Heller, our Stock Plan Administrator. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part. All relevant information regarding the terms and conditions of the Offer can be found in our Offer to Exchange, available at http://www.insideoa.com or http://portal/default.aspx.

If you have questions regarding the Stock Option Exchange Program, contact Rebecca Heller, our Stock Plan Administrator, at (818) 878-7900 or rebecca.heller@onassignment.com.

IMPORTANT ADDITIONAL TERMS AND CONDITIONS DESCRIBED IN OUR “OFFER TO EXCHANGE” APPLY TO THIS PROPOSED EXCHANGE OFFER AND ARE AVAILABLE AT HTTP://WWW.INSIDEOA.COM OR HTTP://PORTAL/DEFAULT.ASPX. YOU SHOULD CAREFULLY REVIEW THESE MATERIALS IN THEIR ENTIRETY AND DISCUSS THEM WITH YOUR TAX, LEGAL AND INVESTMENT ADVISORS AS APPROPRIATE PRIOR TO ELECTING TO PARTICIPATE IN THIS OFFER. AFTER THE EXPIRATION DATE, YOUR ELECTION TO PARTICIPATE IN THE OFFER WILL BE IRREVOCABLE.